EXHIBIT 23(a)


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

 We consent to the reference to our firm under the captions "Experts," "Selected Consolidated Financial Data--Republic Security Financial Corporation" and to the use of our report dated March 28, 1997, except for paragraph 1 of Note 2 as to which the date is June 30, 1997 and Note 20 as to which the date is August 8, 1997, included in the Joint Proxy Statement/Prospectus of Republic Security Financial Corporation a d County Financial Corporation which is made a part of the Registration Statement (Form S-4) for the registration of 6,100,000 shares of Republic Security Financial Corporation common stock.



                                              /s/ ERNST & YOUNG LLP
                                             ----------------------
                                                  ERNST & YOUNG LLP


 West Palm Beach, Florida
 September 25, 1997